Exhibit 99.1

Contact: Lacey Dean

FOR IMMEDIATE RELEASE	(717) 735-8688

FULTON FINANCIAL CORPORATION NAMES RICK KRAEMER AS CHIEF FINANCIAL OFFICER

Lancaster, Pa. (Nov. 1, 2024) – Fulton Financial Corporation (“Fulton”) (NASDAQ: FULT) today announced that Richard Kraemer has been appointed as Senior Executive Vice President and Chief Financial Officer (“CFO”), replacing Interim CFO Betsy Chivinski, who is retiring from Fulton at the end of the year.

“I would like to thank Betsy Chivinski for her many years of service to Fulton,” said Chairman and Chief Executive Officer Curt Myers. “As Interim CFO, Betsy helped lead the Republic Bank transaction and our common stock issuance, among other notable contributions. We are grateful for her support and wish her well in retirement.”

Kraemer will oversee accounting, treasury, corporate development, tax, financial planning and forecasting, investor relations, procurement and real estate.

“Rick has a proven track record of leading commercial lines of business, overseeing corporate finance functions and developing enterprise strategies to improve profitability. I am confident he will contribute greatly to our continued success,” said Myers.

Kraemer has more than 20 years in the financial services industry, having most recently served as Chief Banking Officer overseeing commercial markets for another bank. In that role, he had profit and loss responsibility for the bank’s commercial business. Prior to that, he served as Executive Vice President, Deputy Chief Financial Officer & Treasurer. In that role, he was responsible for leading all aspects of corporate treasury and corporate finance for the more than $60 billion in assets company. Previously, he also served as Executive Vice President, Chief Financial Services Officer; and Head of Corporate Finance, Corporate Development and Investor Relations Officer. Kraemer holds a Bachelor of Science degree in Finance from the Fordham University Gabelli School of Business.

About Fulton Financial Corporation
Fulton Financial Corporation, a more than $30 billion Lancaster, Pennsylvania-based financial holding company, has more than 3,500 employees and operates more than 200 financial centers in Pennsylvania, New Jersey, Maryland, Delaware and Virginia through Fulton Bank, N.A. Additional information on Fulton Financial Corporation can be found at investor.fultonbank.com.